Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-213877) of our report dated June 14, 2022, relating to the financial statements and financial statement schedule of The Manitowoc Company, Inc. 401(k) Retirement Plan for the year ending December 31, 2021, which appears in this Form 11-K.

/s/ Wipfli LLP

June 14, 2022

Radnor, Pennsylvania